UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 2, 2010

ADDUS HOMECARE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-34504	20-5340172
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2401 South Plum Grove Road, Palatine, Illinois	60067
(Address of principal executive offices)	(Zip Code)

(847) 303-5300

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On September 2, 2010, Addus HealthCare, Inc. (“Addus HealthCare”), a wholly-owned subsidiary of Addus HomeCare Corporation (together with Addus HealthCare, the “Company”), entered into a Separation Agreement and General Release (the “Separation Agreement”) with Francis J. Leonard, in connection with Mr. Leonard’s previously-announced decision on August 23, 2010 (the “Notice Date”) to resign as Chief Financial Officer of the Company to pursue other interests.

Pursuant to the terms of the Separation Agreement, the parties agreed that Mr. Leonard’s employment with the Company will terminate effective November 30, 2010 (the “Separation Date”). During the period between the Notice Date and the Separation Date (the “Transition Period”), Mr. Leonard has agreed to continue performing such duties as the Company may reasonably request, including as may be required in connection with the transition of work to his successor(s). During the Transition Period, Mr. Leonard will continue to be paid his base salary and to receive benefits at the same levels as existed prior to commencement of the Transition Period.

Pursuant to the Separation Agreement, the Company has agreed to indemnify Mr. Leonard and hold him harmless in connection with the defense of any proceeding arising out of his duties as an employee of the Company.

In consideration of Mr. Leonard’s execution of a release of claims in favor of the Company upon the Separation Date, Mr. Leonard will receive (i) $266,958 payable in equal installments in accordance with the Company’s customary payroll practices between December 1, 2010 and November 30, 2011 (the “Benefits Period”) and (ii) continuation of benefits during the Benefits Period at the same level as existed prior to commencement of the Transition Period (collectively, the “Separation Benefits”); provided, that such Separation Benefits will terminate upon Mr. Leonard’s commencement of employment with a new employer. Pursuant to the Separation Agreement, Mr. Leonard forfeited all 59,951 options previously granted to him by the Company.

Pursuant to the Separation Agreement, Mr. Leonard released the Company and its affiliates and related persons from all claims existing or arising through the date of the Separation Agreement, except as otherwise expressly stated otherwise in the Separation Agreement.

Pursuant to the terms of the Separation Agreement, Mr. Leonard is subject to certain restrictive covenants, including restrictions on his ability to compete with the Company, its subsidiaries and affiliates, solicit the employees, customers or other business relationships thereof, disclose confidential information or disparage the Company, its subsidiaries, affiliates, directors, officers, employees or stockholders.

In accordance with applicable law, Mr. Leonard has the right to revoke the Separation Agreement for a period of seven days after the date on which it was executed, and the Separation Agreement will not become effective or enforceable until after the expiration of such seven-day revocation period.

Further details regarding the agreement between Mr. Leonard and the Company are contained in the Separation Agreement, which is attached hereto as Exhibit 99.1 and incorporated herein by reference. This description of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the actual terms of the Separation Agreement.

Item 1.02.	Termination of a Material Definitive Agreement.

Pursuant to the Separation Agreement, Mr. Leonard and the Company agreed that the Employment Agreement, dated as of July 16, 2008 and amended as of September 30, 2009, between Mr. Leonard and the Company (as amended, the “Employment Agreement”), has been superseded by the Separation Agreement and has been terminated effective September 2, 2010. The disclosure set forth in Item 1.01 above is incorporated by reference herein.

Pursuant to the Employment Agreement, the initial term of Mr. Leonard’s agreement was four years from July 16, 2008. Under the Employment Agreement, Mr. Leonard’s base salary was originally $215,000 per year. In addition, Mr. Leonard was eligible to receive a target bonus of up to 20% of his base salary. In addition, under the Employment Agreement, Mr. Leonard was entitled to participate in health, disability and vacation plans, as well as a life insurance policy with a death benefit of up to five times his base salary, although the Company was not required to pay more than 3% of Mr. Leonard’s base salary for such insurance policy. Under the Employment Agreement, if Mr. Leonard’s employment was terminated other than for reasonable cause (as defined in the Employment Agreement), Mr. Leonard was entitled to receive (i) unpaid base salary for any period prior to the effective date of termination, (ii) accrued but unpaid benefits and (iii) certain severance pay and benefits generally based on annual cash compensation. Under the Employment Agreement, Mr. Leonard also agreed to certain post-employment restrictive covenants similar to those included in the Separation Agreement.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibit:

Exhibit No.	Description

99.1	Separation Agreement and General Release, dated as of September 2, 2010, between Addus HealthCare, Inc. and Frank Leonard

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADDUS HOMECARE CORPORATION

Dated: September 7, 2010	By:	/S/ MARK S. HEANEY
	Name:	Mark S. Heaney
	Title:	Chief Executive Officer

Exhibit Index

Exhibit No.	Description

99.1	Separation Agreement and General Release, dated as of September 2, 2010, between Addus HealthCare, Inc. and Frank Leonard